EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 18, 2020

To: The Board of Managers of Paradyme Equities, LLC

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated July 10, 2020, with respect to the balance sheets of Paradyme Equities, LLC as of December 31, 2019 and 2018 and the related statements of operations, members’  equity/deficit and cash flows for the calendar year periods of 2019 and 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, CO

September 18, 2020